United States Securities and Exchange Commission

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

January 28, 2008

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Date of Report

[Date of Earliest Event Reported]

LIPIDVIRO TECH, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-49655	87-0678927
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

1338 South Foothill Blvd. #126

Salt Lake City, Utah 84108

(Address of Principal Executive Offices)

(801) 583-9900

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

On January 28, 2008, Jenson Services, Inc., a Utah corporation (“Jenson Services”) executed an option whereby it or its designees would acquire 13,066,734 shares (representing 72.7%) of the issued and outstanding common stock LipidViro Tech, Inc., a Nevada corporation (the “Company”).  These shares were purchased for the sum of $25,000 through the exercise of an option granted to Jenson Services on December 18, 2007, by Benedente Holdings, LLC, a Wyoming limited liability company; B’Chesed, LLC, a Wyoming limited liability company; Sleepy Lion, LLC, a Wyoming limited liability company; Steven Keyser; and Keith Keyser (collectively, the “Optionors”).  The Optionors collectively owned all of the shares of common stock purchased by Jenson Services.  The $25,000 purchase price for these shares came from Thomas Howells; Travis Jenson and Kelly Trimble ($8,333.33 each).

The foregoing transaction was governed by the terms of an Option Agreement dated December 18, 2007, and amended on January 23, 2008 (as amended, the “Option Agreement”).  Pursuant to the terms of the Option Agreement, Jenson Services has the right to place its designees on the Company’s Board of Directors and the Optionors have agreed to use their best efforts to facilitate the preparation of such documentation as may be necessary or advisable in this regard.  As of the date of this Current Report, Jenson Services has not designated any persons to serve on the Company’s Board of Directors.

Jenson Services intends to instruct the Company’s transfer agent to register these shares in the names of the following persons:  Thomas Howells (7,336,000 shares); Travis Jenson (1,350,000 shares); Kelly Trimble (1,350,000 shares); Mark Sansom (1,400,000 shares); Leonard W. Burningham, Esq., (742,893 shares); and Duane Jenson (887,850 shares).   The shares acquired by Messrs. Burningham and Jenson were acquired in consideration of services rendered.

Other than Jenson Services’ right to place its designees on the Board of Directors, as of the date of this Current Report, there are no arrangements which may result in a change in control of the Company.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.

Description of Exhibit

10.1

Option Agreement

10.2

Amendment No. 1 to Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LIPIDVIRO TECH, INC.

Date:	1-30-08	By:	/s/Kenneth P. Hamik
Kenneth P. Hamik, President, Chief Executive Officer and Director